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Exhibit 1

Wood River Capital Management, L.L.C. provided administrative services to Wood River Partners, L.P. and was the investment manager providing investment services to Wood River Partners Offshore, Ltd. Wood River Partners, L.P. and Wood River Partners Offshore, Ltd. were principally engaged in the business of making investments. Wood River Associates, L.L.C. is the general partner of Wood River Partners L.P. John H. Whittier was the principal and managing member of Wood River Capital Management, L.L.C. and Wood River Associates, L.L.C. As reported herein, Arthur Steinberg is the Receiver of Wood River Capital Management, L.L.C., Wood River Associates, L.L.C., Wood River Partners, L.P. and Wood River Partners Offshore, Ltd. pursuant to the Order.